Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder (630) 875-7283 James M. Roolf (630) 875-7463
TRADED:	Nasdaq
SYMBOL:	FMBI
FIRST MIDWEST ANNOUNCES PLANS TO EXPAND BANKING CENTER NETWORK

ITASCA, IL, NOVEMBER 26, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI), today announced that its subsidiary, First Midwest Bank, will construct in 2003 three new full-service banking centers in the Chicago suburban communities of Lindenhurst, Orland Park and Plainfield. In making this announcement, John M. O'Meara, First Midwest Bancorp President and soon to be CEO, stated "The construction of these three facilities marks the implementation of First Midwest's expansion strategy that will see the Bank construct up to four new facilities per year. The new facilities will be built in highly attractive markets that represent future growth opportunities for the Bank."

The Lindenhurst office will be located near the intersection of Sandlake Road and Rt. 45 in Lake County, and the Orland Park office will be located near the intersection of 179th Street and Wolf Road in southwestern Cook County. The Plainfield office will be located near the intersection of Route 30 and Van Dyke Road in Will County. The Lindenhurst and Orland Park offices will feature over 4,500 square feet of banking space, drive-up banking lanes, night deposit, and 24-hour drive-up ATM. The Plainfield office will incorporate these same elements as well as space to house and service commercial lending and cash management operations.

The new banking centers will feature First Midwest's unique "Bank of the Future" building design that combines state-of-the-art graphics and options with traditional banking choices. First Midwest worked with a team of designers to develop its new branch environment allowing clients to move through banking activities quickly and easily while providing optimum privacy and personal attention.

"The Lindenhurst community was a strategic choice for us since we have a growing network of branches in Lake County and a number one market share within those communities we serve," commented O'Meara. "Orland Park and Plainfield are important for us as well, given that both areas are experiencing rapid growth. These additional locations will enhance our already strong presence in these communities," he added. The

Bank is currently under contract to acquire all three pieces of property, and a tentative construction schedule has been set which includes a Spring 2003 groundbreaking and late Fall completion. Additionally, two other sites are in the advanced stages of negotiation and may be announced shortly.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through some 70 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, diluted earnings per share growth rates for 2002, and dividends to shareholders, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "can", "will", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, conditions of the securities markets, prepayment speeds, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, legislation or regulatory requirements, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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